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As filed with the Securities and Exchange Commission on May 29, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NetEase, Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

NetEase Building, No.599 Wangshang Road
Binjiang District, Hangzhou, 310052
People's Republic of China
(86-571) 8985-3378
(Address and telephone number of Registrant's principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, and telephone number of agent for service)

Copies to:
Charles Zhaoxuan Yang NetEase Building, No. 599 Wangshang Road Binjiang District, Hangzhou, 310052 People's Republic of China (86 571) 8985-3378 ir@service.netease.com	Paul W. Boltz, Jr., Esq. Gibson, Dunn & Crutcher 32/F Gloucester Tower, The Landmark 15 Queen's Road Central Hong Kong +852 2214 3723
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46/F, Jing An Kerry Centre, Tower II 1539 Nanjing West Road Shanghai 200040, China +86 021 6193 8200

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

            If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

            Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☐

            If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act    ☐

†
The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Ordinary shares, par value US$0.0001 per share(3)	—	—	—	—

(1)
Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(2)
The registrant is registering an unspecified number of securities for offer and sale from time to time at indeterminate offering prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of registration fees.

(3)
These ordinary shares may be represented by American depositary shares, each of which represents 25 ordinary shares. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (Registration Nos. 333-11738, 333-115868 and 333-212198).

PROSPECTUS

NetEase, Inc.
ORDINARY SHARES
including ordinary shares represented by American depositary shares

        We may from time to time in one or more offerings offer and sell our ordinary shares, including ordinary shares represented by American depositary shares, or ADSs.

        In addition, from time to time, the selling shareholders (if any) to be named in a prospectus supplement may offer and sell our ordinary shares or ADSs held by them. The selling shareholders (if any) may sell our ordinary shares or ADSs through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of ordinary shares by selling shareholders (if any).

        We will provide the specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

        These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers and agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled "Plan of Distribution" of this prospectus.

        ADSs representing our ordinary shares are listed on the Nasdaq Global Select Market, or the Nasdaq, under the symbol "NTES." On May 28, 2020, the last reported sale price of our ADSs on the Nasdaq was US$366.25 per ADS.

        Investing in our securities involves risks. You should carefully consider the risks described in "Risk Factors" beginning on page 4 in this prospectus and in any prospectus supplement or any document incorporated by reference into this prospectus.

        Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2020.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

        You should carefully read this document and any applicable prospectus supplement and the related exhibits to the registration statement filed with the SEC. You should also read the documents we have referred you to under "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC's website or at the SEC as described under "Where You Can Find More Information About Us."

        Unless otherwise indicated or unless the context otherwise requires, references in this prospectus to:

  •
  "ADSs" are to our American depositary shares, each of which represents 25 of our ordinary shares;

  •
  "China" and "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  the "prospectus" are to this prospectus and the applicable prospectus supplement taken together;

  •
  "Renminbi" are to the legal currency of China;

  •
  "shares" and "ordinary shares" are to our ordinary shares, par value US$0.0001 per ordinary share;

  •
  "US$," "dollars" and "U.S. dollars" are to the legal currency of the United States;

  •
  "U.S. GAAP" are to the generally accepted accounting principles in the United States; and

  •
  "we," "us," "our company" and "our" are NetEase, Inc. and, where context requires, its consolidated subsidiaries (including its consolidated affiliated entities).

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements that are, by their nature, subject to significant risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will," "expect," "anticipate," "estimate," "believe," "going forward," "ought to," "may," "seek," "should," "intend," "plan," "projection," "could," "vision," "goals," "aim," "aspire," "objective," "target," "schedules" and "outlook") are not historical facts, are forward-looking and may involve estimates and assumptions and are subject to risks (including but not limited to the risk factors detailed in this prospectus or incorporated by reference herein), uncertainties and other factors some of which are beyond our company's control and which are difficult to predict. Accordingly, these factors could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

        Our forward-looking statements have been based on assumptions and factors concerning future events that may prove to be inaccurate. Those assumptions and factors are based on information currently available to us about the businesses that we operate. The risks, uncertainties and other factors, many of which are beyond our control, that could influence actual results include, but are not limited to:

  •
  our operations and business prospects;

  •
  our business and operating strategies and our ability to implement such strategies;

  •
  our ability to develop and manage our operations and business;

  •
  competition for, among other things, capital, technology and skilled personnel;

  •
  our ability to control costs;

  •
  our dividend policy;

  •
  changes to regulatory and operating conditions in the industry and geographical markets in which we operate; and

  •
  all other risks and uncertainties described in "Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2019, or our 2019 Annual Report.

        Since actual results or outcomes could differ materially from those expressed in any forward-looking statements, we strongly caution investors against placing undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as at the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Statements of or references to our intentions or those of any of our directors are made as at the date of this prospectus. Any such intentions may change in light of future developments.

        All forward-looking statements in this prospectus and the documents incorporated by reference herein are expressly qualified by reference to this cautionary statement.

 OUR COMPANY

Company Overview

        We have a successful online game business, developing and operating a rich portfolio of highly popular titles. We currently offer over 140 mobile and PC games across a wide range of genres, satisfying the ever growing and diversifying needs of the gamer community. Leveraging on our user insights and execution expertise, we have also incubated and developed in-house a pipeline of innovative and successful businesses, including intelligent learning and other businesses, ranging from music streaming and private label e-commerce to internet media, e-mail service and others. As of December 31, 2019, we had approximately 1.0 billion registered e-mail users and more than 800 million NetEase Cloud Music registered users. We also had over 100 million Youdao, Inc. average monthly active users, or MAUs, in 2019.

Corporate Information

        We commenced our business in June 1997. In July 1999, we incorporated an exempted company with limited liability under the Cayman Islands Companies Law, NetEase, Inc., as our new holding company. We conduct our business in China through our subsidiaries and consolidated affiliated entities. Our ADSs are listed on the Nasdaq under the symbol "NTES." Our principal executive offices are located at NetEase Building, No.599 Wangshang Road, Binjiang District, Hangzhou, People's Republic of China 310052. Our telephone number is (86-571) 8985-3378. Our registered office in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. at 122 East 42nd Street, 18th Floor, New York, NY 10168.

 RISK FACTORS

        Investing in our securities involves risks. You should carefully consider the risks described under the heading "Risk Factors" in our 2019 Annual Report, which is incorporated into this prospectus by reference, and any additional risk factors disclosed in any accompanying prospectus supplement or any other document incorporated by reference in this prospectus before investing in any securities that may be offered pursuant to this prospectus. Please see "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

 DESCRIPTION OF SHARE CAPITAL

        We are an exempted company incorporated in the Cayman Islands with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision), as amended, of the Cayman Islands, or the Companies Law, and the common law of the Cayman Islands.

        Our authorized share capital is US$100,030,000 divided into 1,000,300,000,000 ordinary shares of US$0.0001 par value each. As of May 25, 2020, there are 3,257,915,456 issued and fully-paid ordinary shares.

Registered Office

        Our registered office in the Cayman Islands is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Purposes and Objects of the Company

        We are registered with the Cayman Islands Registrar of Companies and have been assigned company number 90896. Section 3 of our amended and restated memorandum of association provides that the objects for which our company was established are unrestricted and include, among other things, to engage in any lawful trade, business or enterprise as determined by our board of directors. In addition, the purpose of our company is to perform various corporate activities permissible under Cayman Islands law.

Board of Directors

        See Item 6.C. "Directors, Senior Management and Employees—Board Practices" in our 2019 Annual Report, which is incorporated by reference into this prospectus, as well as the relevant information in other documents incorporated by reference into this prospectus.

Ordinary Shares

Rights, Preferences and Restrictions of Ordinary Shares

        General.    All of our issued and outstanding shares are fully paid and non-assessable. Shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Each ordinary share has US$0.0001 par value.

        Dividends.    The holders of shares are entitled to such dividends as may be declared by our board of directors. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our company being, immediately following such payment, unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    Each share is entitled to one vote on all matters upon which the shares are entitled to vote, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman or any other shareholder present in person or by proxy. A quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy.

        Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the shares. A special resolution is required for matters such as a change of our name. Holders of the shares may by ordinary resolution, among other things, elect directors, appoint auditors, and increase our share capital. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company.

        Preemptive Rights.    Holders of our ordinary shares do not have preemptive rights.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares) assets available for distribution among the holders of shares shall be distributed among the holders of the shares pro rata. If the assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    Subject to the provisions of the Companies Law and the memorandum and articles of association, we may issue shares on the terms that they are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as we may determine by special resolution. Subject to the provisions of the Companies Law and the memorandum and articles of association, we may also repurchase any of our shares provided that the manner of such purchase has first been approved by ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if we have commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

        The rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of the Companies Law, be varied either with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

General Meetings of Shareholders

        The directors may whenever they think fit, and they shall on the requisition of our shareholders holding not less than one-tenth of our paid-up capital as at the date of the deposit of the requisition carries the right of voting at general meetings of our company, proceed to convene a general meeting of our company. If the directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of such 21 days. Advanced notice of at least five days is required for the convening of the annual general meeting and other shareholders meetings.

Limitations on the Right to Own Shares

        There are no limitations on the right to own our ordinary shares.

Limitations on Transfer of Shares

        There are no provisions in our memorandum or articles of association that would have an effect of delaying, deferring or preventing a change in control and that would operate only with respect to a merger, acquisition or corporate restructuring.

Disclosure of Shareholder Ownership

        There are no provisions in our memorandum or articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

Changes in Capital

        We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

  (a)
  consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

  (b)
  sub-divide our existing shares, or any of them into shares of smaller amount than is fixed by our memorandum of association or into shares without nominal or par value; and

  (c)
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

        We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by the Companies Law.

Differences in Corporate Law

        The Companies Law is modeled after that of the English companies legislation but does not follow recent English law statutory enactments and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, or a Plan, which must then be authorized by each constituent company by way of (a) a special resolution of the shareholders of each such constituent company; and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The consent of each holder of a fixed or floating security interest of a Cayman Islands constituent company must be obtained, unless the Grand Court of the Cayman Islands waives such requirement. The Plan must be filed with the Registrar of Companies together with, among other documents, a director's declaration as to the solvency of the constituent company and of the consolidated or surviving company, a director's declaration of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Grand Court of the Cayman Islands) if they follow the required procedures set out in the Companies Law, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement in question is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

  •
  the statutory provisions as to majority vote have been complied with;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        The Companies Law contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the affected shares within four months, the offeror may, within a two-month period after expiry of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction by way of a scheme of arrangement is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when: (a) a company acts or proposes to act illegally or ultra vires; (b) the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and (c) those who control the company are perpetrating a "fraud on the minority."

        Indemnification.    Cayman Islands law does not (other than as set forth hereafter) limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

        Insofar as indemnification or liability arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Changes in our Share Capital

        During the years ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020, we issued 29,805,575, 30,709,100, 29,538,350 and 20,577,150 ordinary shares, respectively, upon the vesting of restricted share units, or RSUs, held by our directors, senior management and employees. As of March 31, 2020, there were 74,512,830 ordinary shares issuable under granted but not yet vested RSUs and 304,776,175 ordinary shares reserved for future grant under our RSU plans.

        During the years ended December 31, 2017, 2018 and 2019 and the three months ended March 31, 2020, we repurchased approximately 28,067,925, 114,908,150, 25,375 and 27,777,025 ordinary shares (underlying repurchased ADSs), for a total cost of approximately US$306.1 million, US$1,178.5 million, US$0.2 million and US$341.9 million, respectively, in open-market transactions on the Nasdaq pursuant to share repurchase programs authorized by our board of directors.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        The Bank of New York Mellon acts as the depositary bank for our ADSs. Each ADS currently represents 25 ordinary shares and will also represent any other securities, cash or other property deposited with the depositary but not distributed to ADS holders. ADSs are normally evidenced by certificates that are commonly known as American depositary receipts, or ADRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited.

        The Bank of New York Mellon is currently located at 240 Greenwich Street, New York, New York 10286. The principal office of the custodian is currently located at 1 Queen's Road Central, Hong Kong.

        The deposit agreement and the ADR specify our rights and obligations as well as the rights and obligations of owners of our ADSs and those of the depositary. You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, you appoint the depositary to act on your behalf in certain circumstances. Although the deposit agreement is governed by New York law, our obligations to the holders of our ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        You should read this summary together with the deposit agreement which has been filed as Exhibit 1 to our registration statement on Form F-6EF (File No. 333-212198) filed with the SEC on June 23, 2016 and the form of ADR.

Deposit, Withdrawal and Cancellation

        The depositary will only issue ADSs in whole numbers. Accordingly, any amount of ordinary shares which is not divisible into 25 (or the then current conversion ratio) cannot be deposited for the issuance of ADSs, unless it is aggregated with other shares which together are divisible by 25 (or the then current conversion ratio).

        The depositary will issue ADRs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the number of ordinary shares have been duly transferred to the custodian. In addition, our deposit agreement provides that any ordinary shares deposited for inclusion in the ADS program should be accompanied by appropriate instruments of transfer or endorsement, in the form satisfactory to the custodian, together with any certifications as may be reasonably required by the depositary or the custodian. Ordinary shares cannot be deposited unless, upon deposit, the ordinary shares will be free of all transfer restrictions.

Share Dividends and Other Distributions

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

        Cash.    The depositary will promptly convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the depositary shall file such application for approval or license, if any, as it deems desirable. If such conversion is not possible on a reasonable basis or any approval or license of any government or agency is needed and cannot be obtained, the deposit agreement allows the depositary to distribute Renminbi only to those ADR holders to whom it is possible to do so. It will hold Renminbi it cannot convert for the account of the ADR holders who have not been paid. It will not invest Renminbi and it will not be liable for interest.

        Before making a distribution, any withholding taxes that must be paid under United States law will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the Renminbi, you may lose some or all of the value of the distribution.

        Shares.    The depositary may distribute new ADRs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADRs, each ADR will also represent the new shares.

        Rights to Receive Additional Shares.    If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, the depositary may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for the changes needed to put the restrictions in place.

        Other Distributions.    The depositary will send to you anything else we distribute on deposited securities by means it thinks are legal and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADRs will also represent the newly distributed property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, shares, rights or other securities under the Securities Act of 1933. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights, or anything else to ADR holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Voting Rights

        You may instruct the depositary to vote the shares underlying your ADRs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

        If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

  (1)
  describe the matters to be voted on; and

  (2)
  explain how you, on a specified date, may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, in compliance with Cayman Islands law or Hong Kong law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

        If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized us to vote the number of deposited securities represented by your ADSs. The depositary will give us a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

  •
  we do not wish to receive a discretionary proxy;

  •
  we think there is substantial shareholder opposition to the particular question; or

  •
  we think the particular question would have a material adverse impact on our shareholders.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may refuse to provide fee-attracting services until its fees for those services are paid.

Persons depositing or withdrawing shares must pay:	For:
Up to US$0.05 per ADS	• Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property
• Cancellation or withdrawals of ADSs
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights
Up to US$0.02 per ADS	• Distributions of cash dividends or other cash distributions
A fee equivalent to the fee for issuance of ADSs	• Distribution of securities to ADR holders, calculated as if these securities were shares being deposited for issuance of ADRs
US$1.50 per certificate presented for transfer	• Transfer of American depositary receipts, or ADRs
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or ordinary shares underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The depositary may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of

        ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Fees and Other Payments Made by the Depositary to Us

        From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•

Change the nominal or par value of our shares;

•

Reclassify, split up or consolidate any of the deposited securities;

•

Distribute securities on the shares that are not distributed to you;

•

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets; or

•

Take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADR will automatically represent its equal share of the new deposited securities.

The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment will cause any of the following results, the amendment will become effective 30 days after the depositary notifies you of the amendment:

  •
  adds or increases fees or charges, except for:

  •
  taxes and other government charges;

  •
  registration fees;

  •
  cable, telex or facsimile transmission costs; or

  •
  delivery costs or other such expenses; or

  •
  prejudices any substantial right of ADR holders.

        At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement, as amended.

        The depositary will terminate the deposit agreement if we ask it to do so. In such case, the depositary must notify you at least 90 days before termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days.

        After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

  •
  advise you that the deposit agreement is terminated; and

  •
  collect distributions on the deposited securities and deliver the deliverable portion of shares and other deposited securities upon cancellation of ADRs.

        One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs or are unable to surrender their ADRs because they represent less than a unit of shares. It will not invest the money and will have no liability for interest. The depositary's only obligations will be an indemnification obligation and an obligation to account for the proceeds of the sale and other cash. After termination, our only obligations will be an indemnification obligation and our obligation to pay specified amounts to the depositary.

Limitations on Obligations and Liability to ADR Holders

        The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

  •
  are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;

  •
  are not liable if either exercises discretion permitted under the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf of any other party; and

  •
  may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, we and the depositary agree to indemnify each other under designated circumstances.

Requirements for Depositary Actions

        Before the depositary will issue or register the transfer of an ADR, make a distribution on an ADR, or process a withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations that it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver, transfer or register transfers of ADRs generally when our books or the books of the depositary are closed, or at any time if the depositary or we think it advisable to do so.

        You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

  •
  when temporary delays arise because: (1) the depositary or we have closed its or our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on the shares;

  •
  when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

ENFORCEMENT OF CIVIL LIABILITIES

        We are an exempted company incorporated in the Cayman Islands because of the following benefits found there:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

        A substantial portion of our current operations is conducted in China through our subsidiaries (including our consolidated affiliated entities) which are incorporated in China, Hong Kong, the British Virgin Islands or the Cayman Islands. All or most of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Zhong Lun Law Firm, our counsel as to Chinese law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands or China would:

  (1)
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  (2)
  entertain original actions brought in the Cayman Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder (Hong Kong) LLP has further advised us that there is uncertainty under Cayman Islands law with regard to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in a foreign court of competent jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        Zhong Lun Law Firm has advised us further that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Zhong Lun Law Firm has further advised us that under PRC law, courts in the PRC will not recognize or enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or social public interest. As there exists no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts. In addition, because there is no treaty or other form of reciprocity between the Cayman Islands and China governing the recognition and enforcement of judgments as of the date of this prospectus, there is further uncertainty as to whether and on what basis a PRC court would enforce judgments rendered by a Cayman Islands court.

        We have appointed Cogency Global Inc. at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

 TAXATION

        The following is a general summary of certain Cayman Islands, PRC and United States federal income tax consequences relevant to an investment in our ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and ordinary shares. To the extent that this discussion relates to matters of Cayman Islands tax law, it is the opinion of Maples and Calder (Hong Kong) LLP, our special Cayman Islands counsel. To the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, it is the opinion of Zhong Lun Law Firm, our PRC counsel.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us, our shareholders or our ADS holders levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of our ADSs and ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ADSs or ordinary shares, as the case may be, nor will gains derived from the disposal of our ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

People's Republic of China Taxation

        We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends from our PRC subsidiaries. The PRC enterprise income tax, or EIT, is calculated based on the taxable income determined under the applicable PRC Enterprise Income Tax Law, or the EIT Law, and its implementation rules, both of which became effective on January 1, 2008 and were most recently amended on December 29, 2018 and April 23, 2019, respectively. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a lower withholding tax rate for which the foreign investor is eligible.

        Under the EIT Law, an enterprise established outside of China with a "de facto management body" within China is considered a "resident enterprise," which means that it is treated in the same manner as a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define "de facto management body" as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprise on the basis of de facto management bodies issued on April 22, 2009 and further amended on December 29, 2017 by the State Taxation Administration, or Circular 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although we do not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of Circular 82, in the absence of guidance specifically applicable to us, we cannot assure you that we or our subsidiaries organized outside the PRC will not be regarded as a PRC resident enterprise.

        According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a "de facto management body" in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met:

  •
  the primary location of the day-to-day operational management is in the PRC;

  •
  decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

  •
  the enterprise's primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and

  •
  50% or more of voting board members or senior executives habitually reside in the PRC.

        We do not believe that we meet the criteria outlined in the immediately preceding paragraph. NetEase, Inc. and its offshore subsidiaries are incorporated outside the PRC. As a holding company, our key assets and records, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC "resident enterprise" by the PRC tax authorities. Accordingly, we believe that we and our offshore subsidiaries should not be treated as a "resident enterprise" for PRC tax purposes if the criteria for "de facto management body" as set forth in Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body" as applicable to our offshore entities, we will continue to monitor our tax status.

        If we are treated as a PRC resident enterprise, any dividends paid to our shareholders or ADS holders which are considered non-resident enterprises or non-PRC resident individuals may be subject to withholding income tax, and gains realized on the transfer of our shares or ADSs by such shareholders or ADS holders may subject to income tax if such dividends or gains are deemed to be from PRC sources, which may adversely and materially affect the value of the investment in our shares or ADSs. The tax rate for gains and dividends is 10% for non-resident enterprise shareholders or ADS holders and 20% for PRC non-resident individual shareholders or ADS holders, subject to any reduction or exemption set forth in applicable tax treaties entered into between PRC and other countries or areas. However, it is unclear whether in practice non-PRC resident shareholders and non-PRC resident ADS holders would be able to obtain the benefits of income tax treaties entered into between PRC and their countries or areas.

        See "Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We may be treated as a resident enterprise for PRC tax purposes under the Enterprise Income Tax Law, which may subject us to PRC income tax for our global income and result in dividends payable by us to our foreign investors, and gains on the sales of our ordinary shares or ADSs, becoming subject to taxes under PRC tax laws, which may materially reduce the value of your investment" in the 2019 Annual Report.

Hong Kong Taxation

        In connection with the Hong Kong Public Offering, we will establish the Hong Kong share register. Dealings in our ordinary shares registered on our Hong Kong share register will be subject to Hong Kong stamp duty. The stamp duty is charged to each of the seller and purchaser at the ad valorem rate of 0.1% of the consideration for, or (if greater) the value of, our ordinary shares transferred. In other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of our ordinary shares. In addition, a fixed duty of HK$5.00 is charged on each instrument of transfer (if required).

        To facilitate the exchange of ADSs for ordinary shares and trading between the Nasdaq and the Hong Kong Stock Exchange, we also intend to move our issued ordinary shares from our Cayman share register to our Hong Kong share register. It is unclear whether, as a matter of Hong Kong law, the trading or exchange of ADSs constitutes a sale or purchase of the underlying Hong Kong-registered ordinary shares that is subject to Hong Kong stamp duty. We advise investors to consult their own tax advisors on this matter. See "Risk Factors—Risks Related to our Ordinary Shares, ADSs, the Listing and the Global Offering—There is uncertainty as to whether Hong Kong stamp duty will apply to the trading or exchange of our ADSs following our public offering in Hong Kong and listing of our ordinary shares on the Hong Kong Stock Exchange."

Material United States Federal Income Tax Considerations

        The following discussion is a summary of certain United States federal income tax considerations applicable to the purchase, ownership and disposition of shares or ADSs by a U.S. Holder (as defined below) who acquires our shares or ADSs in this offering and holds such shares or ADSs as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, referred to in this section as the Code. This summary does not purport to be a complete analysis of all potential United States federal income tax effects. This summary is based on the Code, United States Treasury regulations (including temporary and proposed regulations) promulgated thereunder, Internal Revenue Service, or IRS, rulings and judicial decisions and the income tax treaty between the United States and the PRC, or the U.S.-PRC Tax Treaty, all as in effect on the date hereof. All of these are subject to change, possibly with retroactive effect, or to different interpretations. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Additionally, the discussion below is written on the basis that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be performed in accordance with the terms.

        This summary does not address all aspects of United States federal income taxation that may be relevant to particular U.S. Holders in light of their specific circumstances (for example, U.S. Holders subject to the alternative minimum tax provisions of the Code) or to U.S. Holders that may be subject to special rules under United States federal income tax law, including:

  •
  broker dealers in stocks, securities, commodities or currencies;

  •
  persons (including securities traders) that use a mark-to-market accounting method;

  •
  banks and financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities;

  •
  grantor trusts;

  •
  persons holding shares or ADSs as part of a hedging or conversion transaction or a straddle;

  •
  persons deemed to sell shares or ADSs under the constructive sale provisions of the Code;

  •
  certain former citizens or residents of the United States;

  •
  persons holding shares or ADSs in connection with a trade or business conducted outside the United States;

  •
  persons whose functional currency is not the U.S. dollar; and

  •
  direct, indirect or constructive owners of 10% or more of the total combined vote or value of all classes of our equity.

        This summary also does not discuss any aspect of state, local or non-U.S. tax law, or United States federal estate or gift tax law as applicable to U.S. Holders. Prospective purchasers are urged to consult their tax advisors about the United States federal, state and local and non-U.S. tax consequences to them of the purchase, ownership and disposition of shares or ADSs.

        For purposes of this summary, "U.S. Holder" means a beneficial holder of shares or ADSs who or that for United States federal income tax purposes is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity classified as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more "U.S. persons" (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect to be treated as a domestic trust.

        If a partnership or other entity or arrangement classified as a partnership for United States federal income tax purposes holds shares or ADSs, the United States federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. This summary does not address the tax consequences of any such partner. If you are a partner of a partnership holding shares or ADSs, you should consult your own tax advisor regarding the U.S. federal income tax consequences of acquiring, owning or disposing of our shares or ADSs.

ADSs

        A U.S. Holder of ADSs generally will be treated as the owner of the underlying shares represented by those ADSs for United States federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

        The U.S. Treasury has expressed concern that parties to whom American depositary shares are released before shares are delivered to the depositary or intermediaries in the chain of ownership between holders and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate U.S. holders. Accordingly, the creditability of non-U.S. withholding taxes (if any), and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries. Further, any Hong Kong stamp duty applied to the trading or conversion of our ADSs will not be creditable by U.S. Holders.

Taxation of Dividends and Other Distributions on the Ordinary Shares or ADSs

        Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any distributions (including withheld taxes, if any) paid by our company out of current or accumulated earnings and profits (as determined for United States federal income tax purposes) generally will be taxable to a U.S. Holder as foreign source dividend income on the date such distribution is actually or constructively received, and will not be eligible for the dividends received deduction generally allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in the shares or ADSs and thereafter as capital gain. However, we do not maintain calculations of our earnings and profits in accordance with United States federal income tax accounting principles. U.S. Holders should therefore assume that any distribution by our company with respect to the shares or ADSs will constitute dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate United States federal income tax treatment of any distribution received from our company. This discussion assumes that distributions, if any, will be made in U.S. dollars.

        Certain dividends received by non-corporate U.S. Holders, including individuals, may be eligible for the special reduced rates normally applicable to long-term capital gains, provided that certain conditions are satisfied. A U.S. Holder is not able to claim the reduced rate if we are (or treated with respect to the U.S. Holder as) a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. See "Passive Foreign Investment Companies," below. Dividends may be taxed at the lower applicable capital gains rate provided that (1) our shares or ADSs, as applicable, are readily tradable on an established securities market in the United States, (2) our company is not a PFIC (as discussed below) for either our taxable year in which the dividends were paid or the preceding taxable year, and (3) certain holding period and other requirements are met. Because our ADSs are listed on the Nasdaq, they are expected for purposes of clause (1) above to be readily tradable on an established securities market in the United States. Thus, dividends paid on our ADSs may, subject to applicable limitations, be taxed at the lower applicable capital gains rate, but there can be no assurance in this regard. Further, because our ordinary shares are not listed on a U.S. established securities market, it is unclear whether dividends paid on our ordinary shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates.

        Alternatively, non-corporate U.S. holders may be eligible for the special reduced rates normally applicable to long-term capital gains if we are eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. The United States does not have a comprehensive income tax treaty with the Cayman Islands. However, in the event that in the future we were deemed to be a PRC resident enterprise under the enterprise income tax law, although no assurance can be given, we might be considered eligible for the benefits of the U.S.-PRC Tax Treaty for purposes of these rules. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rates on dividends paid with respect to our ordinary shares or ADSs in light of their particular circumstances.

        In the event that dividends from our company are subject to withholding by the PRC, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of foreign withholding taxes imposed on dividends received on the shares or ADSs. For purposes of calculating the U.S. foreign tax credit, dividends paid on our shares or ADSs will be treated as income from sources outside the United States, and will generally constitute passive category income, or in certain cases, general category income. A U.S. Holder who does not elect to claim a foreign tax credit for foreign income tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes and subject to applicable limitations. The U.S. foreign tax credit rules are complex. U.S. Holders should consult their own tax advisors regarding the foreign tax credit rules in light of their particular circumstances.

Taxation of Disposition of Ordinary Shares or ADSs

        Subject to the PFIC rules discussed below, you will generally recognize taxable gain or loss on any sale or exchange or other taxable disposition of a share or ADS in an amount equal to the difference between the amount realized (determined in the case of a sale or exchange in a currency other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if sold or exchanged on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) for the share or ADS and your adjusted tax basis (in U.S. dollars) in the share or ADS. A U.S. Holder's initial tax basis will be the U.S. Holder's U.S. dollar purchase price for such share or ADS. The gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you have held the share or ADS for more than one year. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. Any gain or loss that you recognize generally will be treated as United States source gain or loss for United States foreign tax credit purposes. In the event PRC tax were to be imposed on any gain from the disposition of shares or ADSs, a U.S. Holder without sufficient other income from non-U.S. sources may be precluded from obtaining a full or partial tax credit with respect to the gain. However, such gain may be treated as PRC source gain under the U.S.-PRC Tax Treaty, in which case a U.S. Holder eligible for treaty benefits may be able to claim a foreign tax credit, subject to applicable limitations. Because the determination of treaty benefit eligibility is fact intensive and depends upon a holder's particular circumstances, U.S. Holders should consult their tax advisors regarding U.S.-PRC Tax Treaty benefit eligibility. U.S. Holders are also encouraged to consult their own tax advisors regarding the tax consequences in the event PRC tax were to be imposed on a disposition of shares or ADSs, including the availability of the U.S. foreign tax credit and the ability and whether to treat any gain as PRC source gain for the purposes of the U.S. foreign tax credit in consideration of their particular circumstances.

Tax on Net Investment Income

        A 3.8% tax is imposed on the "net investment income" (as defined in section 1411 of the Code) of individuals whose income exceeds certain threshold amounts, and of certain trusts and estates under similar rules. U.S. Holders should consult their tax advisors regarding the applicability of this net investment income tax in respect of an investment in our company in light of their particular circumstances.

Passive Foreign Investment Companies

        A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable "look-through rules," either (i) at least 75% of its gross income is "passive income" or (ii) at least 50% of the average value (generally, determined on a quarterly basis) of its assets is attributable to assets which produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income.

        We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        Although the law in this regard is not clear, we treat our variable interest entities, or VIEs, as being owned by us for U.S. federal income tax purposes because we exercise effective control over the VIEs and are entitled to substantially all of their economic benefits. As a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined that we are not the owner of the VIEs for U.S. federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

        Additionally, if we are classified as a PFIC in any taxable year with respect to which a U.S. Holder owns shares or ADSs, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. Holder makes the "deemed sale election" described below.

        Assuming that we are the owner of the VIEs for U.S. federal income tax purposes, and based on certain estimates of our gross income and the value of our gross assets (which may be determined in large part by the market price of our ADSs and shares), we do not expect to be a PFIC for taxable year 2020 for United States federal income tax purposes. The determination of whether we will be classified as a PFIC is made annually and depends on particular facts and circumstances. In particular, the fair market value of some of our company's assets, including goodwill, may be determined in large part by the market price of the ADSs, which is likely to fluctuate. In addition, the composition of our company's income and assets will be affected by how, and how quickly, our company spends any cash that is raised or otherwise held by us. Therefore, we could be a PFIC for any taxable year if the market price of our ADSs and shares declines significantly while we hold a substantial amount of cash and cash-equivalents. Furthermore, while we believe our valuation approach is reasonable, it is possible that the IRS could challenge our determination concerning our PFIC status. For these reasons, there can be no assurance that we are not a PFIC in 2020 or that we will not be a PFIC for any future taxable year.

U.S. Federal Income Tax Treatment of a Shareholder of a PFIC

        If our company is classified as a PFIC for any taxable year during which a U.S. Holder owns shares or ADSs, the U.S. Holder, absent certain elections (including a mark-to-market election as described below), will generally be subject to adverse rules (regardless of whether our company continues to be classified as a PFIC) with respect to (i) any "excess distributions" (generally, any distributions received by the U.S. Holder on the shares or ADSs in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the shares or ADSs) and (ii) any gain realized on the sale or other disposition of shares or ADSs.

        Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which our company is classified as a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years during which our company was classified as a PFIC will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and an interest charge will be imposed with respect to the resulting tax attributable to each such other taxable year.

        If we are a PFIC in any year with respect to a U.S. Holder, and any of our subsidiaries or VIEs are also PFICs ("lower-tier PFICs"), such U.S. Holder will be treated as owning directly a proportionate share (by value) of the shares of the lower-tier PFICs for purposes of these rules and would be subject to U.S. federal income tax according to the rules described above on (i) certain distributions by the lower-tier PFIC and (ii) dispositions of shares of the lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though the U.S. Holder would not receive any proceeds of those distributions or dispositions. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries and VIEs.

        Non-corporate U.S. Holders will not be eligible for the reduced tax rate on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

        If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a "deemed sale election") to be treated for U.S. federal income tax purposes as having sold such U.S. Holder's ordinary shares or ADSs on the last day of our taxable year during which we were a PFIC. A U.S. Holder that makes a deemed sale election would then cease to be treated as owning stock in a PFIC. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

Mark-to-Market Election

        In certain circumstances, a U.S. Holder may be eligible to make a mark-to-market election with respect to its shares or ADSs if such shares or ADSs qualify as "marketable stock" under applicable U.S. federal income tax rules. For purposes of these rules, "marketable stock" is stock which is "regularly traded" (traded in greater than de minimis quantities on at least 15 days during each calendar quarter) on a "qualified exchange" or other market within the meaning of applicable U.S. Treasury regulations. A "qualified exchange" includes a national securities exchange that is registered with the SEC or the national market system established pursuant to Section 11A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and certain foreign securities exchanges. A foreign exchange is considered "qualified" if it is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such non-U.S. exchange has trading volume, listing, financial disclosure, surveillance, and other requirements, and the laws of the country in which such non-U.S. exchange is located, together with the rules of such non-U.S. exchange, ensure that such requirements are actually enforced and (ii) the rules of such non-U.S. exchange ensure active trading of listed stock. The U.S. Treasury Department has not identified specific foreign exchanges that meet this criteria.

        A U.S. Holder that makes an effective mark-to-market election must include in gross income, as ordinary income, rather than capital gain, for each taxable year an amount equal to the excess, if any, of the fair market value of the shares or ADSs, as applicable, at the close of the taxable year over the U.S. Holder's adjusted basis in the shares or ADSs.

        An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder's adjusted tax basis in such shares or ADSs over their fair market value at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income pursuant to the mark-to-market election. The adjusted tax basis of a U.S. Holder's shares or ADSs with respect to which the mark-to-market election applies would be adjusted to reflect amounts included in gross income or allowed as a deduction because of such election. If a U.S. Holder makes an effective mark-to-market election with respect to our shares or ADSs, gains from an actual sale or other disposition of such shares or ADSs in a year in which we are a PFIC would be treated as ordinary income, and any losses incurred on such sale or other disposition would be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

        If we are classified as a PFIC for any taxable year in which a U.S. Holder owns shares or ADSs but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years unless the shares or ADSs are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. Our ADSs are listed on the Nasdaq, which is a qualified exchange or other market for purposes of the mark-to-market election. Consequently, if the ADSs continue to be so listed, and are "regularly traded" for purposes of these rules (for which no assurance can be given) we expect that the mark-to-market election would be available to a U.S. Holder with respect to our ADSs.

        There is no explicit provision in the Code, Treasury regulations or other official guidance that would permit making a mark-to-market election with respect to the shares of any of our subsidiaries or VIEs that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for, and the effect of making, a mark-to-market election with respect to our shares or ADSs, and whether making the election would be advisable, including in light of their particular circumstances.

"QEF" Election

        The PFIC rules permit a holder of PFIC stock in certain circumstances to avoid some of the disadvantageous tax treatment described above by making a "qualified electing fund," or QEF, election to be taxed currently on its share of the PFIC's undistributed income. We do not, however, intend to provide the information regarding our income that the U.S. Investor would need to make a QEF election if we are classified as a PFIC.

PFIC Reporting Requirements

        If we are a PFIC in any year with respect to a U.S. Holder, such U.S. Holder will be required to file an annual information return on IRS Form 8621 regarding distributions received on our shares or ADSs and any gain realized on the disposition of our shares or ADSs, and certain U.S. Holders will be required to file an annual information return (also on IRS Form 8621) relating to their ownership of our shares or ADSs.

        U.S. Holders should consult their tax advisors regarding the potential application of the PFIC regime, including eligibility for and the manner and advisability of making a mark-to-market election and related reporting requirements.

        NO ASSURANCE CAN BE GIVEN THAT WE ARE NOT CURRENTLY A PFIC OR THAT WE WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY AND EFFECTS OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

SELLING SHAREHOLDERS

        Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the ordinary shares or ADSs held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell the ordinary shares or ADSs held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See "Plan of Distribution." Such selling shareholders (if any) may also sell, transfer or otherwise dispose of some or all of the ordinary shares or ADSs held by them in transactions exempt from the registration requirements of the Securities Act.

        We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder (if any), the number of ordinary shares beneficially owned by such selling shareholder and the number of the ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders (if any) have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

 PLAN OF DISTRIBUTION

        We and any selling shareholders may sell the securities offered through this prospectus from time to time in one or more of the following ways:

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  to or through underwriters or dealers;

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  through agents;

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  directly to one or more purchasers, including our affiliates; or

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  through a combination of any these methods of sale.

        We may distribute the securities from time to time in one or more of the following ways:

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  at a fixed price or prices, which may be changed;

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  at prices relating to prevailing market prices at the time of sale;

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  at varying prices determined at the time of sale; or

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  at negotiated prices.

        The prospectus supplement will include the following information, if applicable:

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  the terms of the offering;

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  the names of any underwriters, dealers or agents;

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  the name or names of any managing underwriter or underwriters;

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  the purchase price of the securities;

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  the net proceeds from the sale of the securities;

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  any delayed delivery arrangements;

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  any underwriting discounts, commissions and other items constituting underwriters' compensation;

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  any offering price to the public;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any commissions paid to agents.

By Underwriters or Dealers

        If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters' obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

        If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

By Agents

        We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

        We may also sell securities directly without using agents, underwriters, or dealers.

General Information

        We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

 LEGAL MATTERS

        We are being represented by Gibson, Dunn & Crutcher and Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters of United States federal securities and New York state law. The validity of the securities offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

 EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our annual report on Form 20-F for the fiscal year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai, the People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in the United States, and all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us if we ask it to.

        This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You can obtain a copy of the registration statement electronically at www.sec.gov. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

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  our annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on April 29, 2020;

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  the description of our securities set forth in our registration statement on Form 8-A filed on March 27, 2000 and amended on June 28, 2000 (File No. 000-30666), together with all amendments and reports filed for the purpose of updating that description;

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  Exhibit 99.1 to our current report on Form 6-K, furnished to the SEC on May 29, 2020, titled "Unaudited Condensed Consolidated Financial Statements as of March 31, 2020 and for the three months ended March 31, 2019 and 2020";

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  Exhibit 99.1 to our current report on Form 6-K, furnished to the SEC on May 29, 2020, titled "NetEase, Inc. Supplemental and Updated Disclosures";

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  any future annual reports on Form 20-F, together with any amendments thereto, filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

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  any future reports on Form 6-K that we furnish to the SEC after this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

NetEase, Inc.
NetEase Building, No. 599 Wangshang Road
Binjiang District, Hangzhou, 310052
People's Republic of China
(86 571) 8985-3378

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

        The SEC maintains the website, www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our website is www.ir.netease.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Cayman Islands law does not (other than as set forth hereafter) limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Our articles of association provide for indemnification of officers and directors from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices, except through their own willful neglect or default.

        Any underwriting agreement that we may enter into in connection with an offering of securities pursuant to this registration statement may also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9.    EXHIBITS

        See the Index to Exhibits beginning on page 38 of this registration statement.

ITEM 10.    UNDERTAKINGS.

          (a)   The undersigned Registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

            (5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                (i)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

               (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

            (6)   That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                (i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

              (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

              (iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

          (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

 INDEX TO EXHIBITS

1.1	**	Form of Underwriting Agreement

4.1		Amended and Restated Memorandum of Association of the Registrant (Incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant's Registration Statement on Form F-1 (File No. 333-11724) filed with the Commission on May 15, 2000)

4.2		Amended and Restated Articles of Association of the Registrant (Incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant's Registration Statement on Form F-1 (File No. 333-11724) filed with the Commission on May 15, 2000)

4.3		Amendment to Amended and Restated Articles of Association of the Registrant dated as of June 6, 2003 (Incorporated herein by reference to Exhibit 1.3 to the Registrant's Annual Report on Form 20-F (File No. 000-30666) for the year ended December 31, 2002 filed with the Commission on June 27, 2003)

4.4		Specimen American Depositary Receipt of the Registrant (Incorporated herein by reference to the Registrant's Form 424B3 (File No. 333-212198) filed with the Commission on May 27, 2020)

4.5		Specimen Stock Certificate of the Registrant (Incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant's Registration Statement on Form F-1 (File No. 333-11724) filed with the Commission on May 15, 2000)

4.6		Form of Deposit Agreement among the Registrant, The Bank of New York Mellon and holders and beneficial owners of the American Depositary Receipts (Incorporated herein by reference to Exhibit 1 to the Registrant's Registration Statement on Form F-6EF (File No. 333-212198) filed with the Commission on June 23, 2016)

5.1	*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares

8.1	*	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (contained in Exhibit 5.1)

8.2	*	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters

23.1	*	Consent of PricewaterhouseCoopers Zhongtian LLP, Independent Registered Public Accounting Firm

23.2	*	Consent of Maples and Calder (Hong Kong) LLP (contained in Exhibit 5.1)

23.3	*	Consent of Zhong Lun Law Firm (contained in Exhibit 8.2)

24.1	*	Power of Attorney (included as part of signature page)

*
Filed herewith

**
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed or furnished under the Exchange Act and incorporated by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China, on May 29, 2020.

NETEASE, INC.
By:	/s/ WILLIAM LEI DING
	Name:	William Lei Ding
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mr. William Lei Ding and Mr. Charles Yang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Signature	Title	Date

/s/ WILLIAM LEI DING William Lei Ding	Chief Executive Officer and Director (principal executive officer)	May 29, 2020
/s/ CHARLES ZHAOXUAN YANG Charles Zhaoxuan Yang	Chief Financial Officer (principal financial and accounting officer)	May 29, 2020
/s/ ALICE CHENG Alice Cheng	Director	May 29, 2020
/s/ DENNY LEE Denny Lee	Director	May 29, 2020
/s/ JOSEPH TONG Joseph Tong	Director	May 29, 2020

Signature	Title	Date

/s/ LUN FENG Lun Feng	Director	May 29, 2020
/s/ MICHAEL LEUNG Michael Leung	Director	May 29, 2020
/s/ MICHAEL TONG Michael Tong	Director	May 29, 2020

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

        Under the Securities Act, the undersigned, the duly authorized representative in the United States of NetEase, Inc., has signed this registration statement in the city of New York, State of New York, on May 29, 2020.

COGENCY GLOBAL INC.
By:	/s/ COLLEEN A. DE CRIES
	Name:	Colleen A. De Cries
	Title:	Senior Vice President